Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
Enphase Energy, Inc.
Table 1 - Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rate	Amount to be Registered(1)	Proposed Maximum Offer Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share - to be issued under the Enphase Energy, Inc. Amended and Restated 2021 Equity Incentive Plan (the 2021 Plan)	Other(2)	2,000,000	$37.74	$75,480,000.00	$0.0001381	$10,423.79
Equity	Common stock, par value $0.00001 per share - to be issued under the Enphase Energy, Inc. 2011 Employee Stock Purchase Plan (the 2011 ESPP) (3)	Other(4)	700,000	$32.08	$22,456,000.00	$0.0001381	$3,101.17
Total Offering Amounts					$97,936,000.00		$13,524.96
Total Fee Offsets							—
Net Fee Due							$13,524.96
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth in the 2021 Plan and 2011 ESPP, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Stock.

(2)Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $37.74 per share, which is the average of the high and low prices of Common Stock as reported on The Nasdaq Global Market on July 24, 2026.

(3)The number of shares available for issuance under the 2011 ESPP is subject to an automatic annual increase on January 1 of each calendar year, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or (ii) seven hundred thousand (700,000) shares of Common Stock; provided, that the Registrant’s Board of Directors may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur (the “ESPP Evergreen Provision”).

(4)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $32.08 per share, which represents 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on July 24, 2026.